SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported) December 18, 2003

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-9116	73-1055775

(State of Incorporation)	(Commission File) Number	(I.R.S. Employer Identification No.)

Grand Centre Suite 210, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)

Registrant’s telephone number including area code: (405) 948-1560

ITEM 5 OTHER EVENTS
SIGNATURES

Panhandle Royalty Company
FORM 8-K
December 18, 2003

ITEM 5 OTHER EVENTS

This Form 8-K contains the Company’s press release discussing a proposed 2-for-1 stock split and an increase in authorized shares, which was released on December 18, 2003.

OKLAHOMA CITY, OK– PANHANDLE ROYALTY COMPANY (AMEX-PHX) Board of Directors at its December meeting approved a two-for-one stock split and amendments to its Articles of Incorporation to be submitted to shareholders for approval at the annual meeting scheduled for Friday, February 27, 2004. The items submitted to the shareholders by the Board for approval are:

•	An increase in the number of authorized shares of class A common stock from 6,000,000 shares to 12,000,000 shares and to effect a two-for-one stock split of the outstanding class A common stock. The effective date of the two-for-one split to be April 1, 2004.

•	To re-elect current Board members Michael A. Cawley, Ben D. Hare and Robert O. Lorenz to new three-year terms.

•	Any other matter that might properly be presented under the Company by-laws.

The Board additionally approved the payment of the regular 8 cent per share quarterly dividend on Thursday, March 18, 2004, setting the record day for ownership as Monday, February 16, 2004.

In making the announcement, H W Peace II, Company President and CEO stated:

“This two-for-one split is another step in the steady growth of Panhandle as evidenced by several years of increasing financial success through drilling and selected acquisitions. The listing of the Company in August by the American Stock Exchange has greatly increased the demand for shares which are not currently available for trade due to only approximately 2,089,000 shares currently being issued. The split will also provide more authorized but unissued shares which may be used as payment, rather than cash, in any possible future acquisition. This would greatly aid in Panhandle’s further growth in reserves and production, particularly of natural gas during this time of anticipated increasing demand for natural gas. The Board believes this split can only increase recognition of the shareholders underlying value in the Company. We highly recommend approval of this split to our shareholders.”

Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

Panhandle Royalty Company
 FORM 8-K
December 18, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY

/s/ Michael C. Coffman

DATE: December 18, 2003	Michael C. Coffman, Vice President Chief Financial Officer, Secretary & Treasurer